EXHIBIT 99.4

Preliminary Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “pro forma net loss” and “adjusted EBITDA as reported to the banks.” These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company included these non-GAAP financial measures in response to questions it received on its conference call held July 29, 2003, and is furnishing revised versions of the schedules including these measures to conform to revisions made to the Company’s second quarter financial results as reported in the Company’s press release issued on August 13, 2003. The questions the Company received requesting this information may indicate that certain investors find this information useful in evaluating the Company’s operating performance and financial results. The Company uses the measure “adjusted EBITDA as reported to the banks” for purposes of determining its compliance with debt covenants. The following tables include reconciliations of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of “pro forma net loss” does not imply that such charges are non-recurring, infrequent or unusual. The Company has incurred similar charges in prior periods, and may incur similar charges in future periods.

Caraustar Industries, Inc.

Reconciliation of Three Months Ended June 30, 2003 Net Loss

to Pro Forma Results*

(In Thousands, Except Share Data)

Net loss as reported		$(9,835)	$(0.35)

Adjustment items, net of tax:	Pretax	After-Tax
Items impacting operating income:
Spalding receivable write-off	$3,300	$2,066
Restructuring costs	1,835	1,149
Paragon—asset impairment charges	1,200	752

Total operating income items	6,335	3,967

Write-off of deferred loan costs	1,812	1,134
Write-off of Data Rich investment	309	191

	$8,456	$5,292

Pro forma net loss		$(4,543)	$(0.16)

*See Preliminary Note Regarding Non-GAAP Financial Measures

Caraustar Industries, Inc.

Calculation of Consolidated Earnings

Before Interest, Taxes, Depreciation and

Amortization (EBITDA) for Three Months Ended June 30, 2003*

(In Thousands, Except Share Data)

Second Qtr. 2003
Net loss per common share as reported	$(0.35)

Net loss as reported	$(9,835)

Benefit for income taxes	(4,847)

Interest expense	11,244

Depreciation and amortization	7,176

Unconsolidated affiliates:
Less: Income from unconsolidated affiliates	(1,444)
Plus: Distributions from unconsolidated affiliates	1,650

Ashland restructuring	1,563
Write-off of deferred loan fees	1,812
Noncash write-off of property, plant and equipment	1,093
Other noncash restructuring costs	43

Adjusted EBITDA as reported to the banks	$8,455

*See Preliminary Note Regarding Non-GAAP Financial Measures